Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and the United States Attorney’s Office for the Northern District of Georgia and on behalf of the Office of Inspector General of the Department of Health and Human Services (“OIG-HHS”), the TRICARE Management Activity (“TMA”), the United States Office of Personnel Management (“OPM”), the United States Department of Veterans Affairs (“VA”), and Office of Workers’ Compensation Programs of the United States Department of Labor (“DOL-OWCP”) (collectively “the United States”); Dr. Amy M. Lang, Charles J. Rushin, Cher Beilfuss, Kathleen O’Connor-Masse, and Albert Edward Hallivis (collectively, “Relators”); Allergan, Inc. and Allergan USA, Inc. (referred to individually and collectively as “Allergan”), through their authorized representatives. Collectively, all of the above will be referred to as “the Parties.”

PREAMBLE

As a preamble to this Agreement, the Parties agree to the following:

A.         Allergan, Inc. and Allergan USA, Inc. are Delaware corporations headquartered in Irvine, California. At all relevant times herein, Allergan developed, manufactured, distributed, marketed, and sold pharmaceutical products in the United States, including a drug sold under the trade name of Botox® Therapeutic (“Botox®”), which is billed to federal health care programs under HCPCS code J0585.

B.         Relators have filed the following qui tam actions against Allergan captioned as follows (collectively the “Civil Actions”):

(i)	United States ex rel. Amy M. Lang and Charles J. Rushin v. Allergan, Inc., Civ. No. 1:07-cv-1288-WSD (N.D. Ga.) (hereinafter “Civil Action I”);

(ii)	United States ex rel. Cher Beilfuss and Kathleen O’Connor-Masse v. Allergan, Inc., Civ. No. 1:08-cv-1883-WSD (N.D. Ga.) (hereinafter “Civil Action II”); and

(iii)	United States ex rel. Albert Edward Hallivis v. Allergan, Inc. a/k/a Allergan USA, Inc., Civ. No. 1:09-cv-3434-WSD (N.D. Ga.) (hereinafter “Civil Action III”).

The United States intervened in Civil Action I and Civil Action II on April 2, 2010.

C.         On such date as may be determined by the Court, Allergan, Inc. will enter into a plea of guilty pursuant to Fed. R. Crim. P. 11(c)(1)(C) (the “Plea Agreement”) to an information to be filed in United States v. Allergan, Inc., Criminal Action No. [to be assigned] (Northern District of Georgia) (the “Criminal Action”) that will allege a violation of Title 21, United States Code, Sections 331(a) and 333(a)(1), a misdemeanor, namely, the introduction into interstate commerce of a misbranded drug, Botox® , in violation of the Food, Drug and Cosmetic Act.

D.         Allergan has filed a declaratory judgment action pending in the United States District Court for the District of Columbia, captioned Allergan, Inc. v. United States, et al., 1:09-cv-01879 (D.D.C.) (hereinafter, the “D.C. Litigation”). The D.C. Litigation is currently stayed at the joint request of Allergan and the United States.

E.         Allergan has entered or will be entering into separate settlement agreements, described in Paragraph 1.b., below (hereinafter referred to as the “Medicaid State Settlement Agreements”) with certain states and the District of Columbia in settlement of the Covered Conduct. States with which Allergan executes a Medicaid State Settlement Agreement in the form to which Allergan and the National Association of Medicaid Fraud Control Units (“NAMFCU”) Negotiating Team have agreed, or in a form otherwise agreed to by Allergan and an individual State, shall be defined as “Medicaid Participating States.”

F.         The United States alleges that Allergan caused claims for payment for Botox® to be submitted to the Medicare Program (“Medicare”), Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh. The United States further alleges that Allergan caused claims for payment for Botox® to be submitted to the Medicaid Program (“Medicaid”), Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v. The United States further alleges that Allergan caused claims for payment of Botox® to be submitted to the TRICARE program, 10 U.S.C. §§ 1071-1109; the Federal Employees Health Benefits Program (“FEHBP”), 5 U.S.C. §§ 8901-8914; the following DOL-OWCP programs: the Federal Employees’ Compensation Act (“FECA”), 5 U.S.C. § 8101 et seq.; the Energy Employees Occupational Illness Compensation Program Act (“EEOICPA”), 42 U.S.C. § 7384 et seq.; and the Black Lung Benefits Act (“BLBA”), 30 U.S.C. § 901 et seq.; and caused purchases of Botox® by the VA, 38 U.S.C. §§ 1701-1743 (collectively, the “Other Federal Health Care Programs”).

G.         The United States contends that it and the Medicaid Participating States have certain civil claims, as specified in Paragraph 2, below, against Allergan for engaging in the following conduct during the period January 1, 2001 through December 31, 2008 (hereinafter referred to as the “Covered Conduct”):

(i)	Allergan promoted the sale and use of Botox® for uses that were not approved by the Food and Drug Administration as safe and effective (including but not limited to headache, pain, spasticity, and overactive bladder) (“unapproved uses”) and promoting the drug for unapproved uses renders the drug misbranded in violation of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 331, et seq. Some of these unapproved uses were not medically accepted indications for which the United States and state Medicaid programs provided coverage for Botox®;

(ii)	Allergan made and/or disseminated unsubstantiated and/or misleading representations or statements that Botox® was safe and effective for some of these unapproved uses;

(iii)	Allergan instructed health care professionals to miscode claims for the treatment of headache and pain using inapplicable diagnosis codes (including but not limited to codes for spasm of muscle (ICD-9-CM 728.5), other facial nerve disorders (ICD-9-CM 351.8), spasmodic torticollis (ICD-9-CM 333.83), and torticollis unspecified (ICD-9-CM 723.5)) to ensure payment by Medicare, Medicaid and the Other Federal Health Care Programs; and

(iv)	Allergan offered and paid illegal remuneration to health care professionals that was intended to induce them to promote and/or prescribe Botox®.

As a result of the foregoing conduct, the Government alleges that Allergan caused false or fraudulent claims for Botox® to be submitted to, or caused purchases by, Medicare, Medicaid and the Other Federal Health Care Programs.

With respect only to claims for Botox® submitted to Medicaid, Medicare and the Other Federal Health Care Programs with diagnosis codes for overactive bladder and neurogenic bladder conditions (ICD-9-CM 788.30, 788.31, 788.32, 788.33, 788.34, and 599.82), the Covered Conduct extends from January 1, 2001 through December 31, 2009.

Notwithstanding Preamble Paragraph G(iii), the Covered Conduct does not include conduct relating to claims for Botox® submitted to Medicaid, Medicare and the Other Federal Health Care Programs with the diagnosis codes ICD-9-CM 333.81 (blepharospasm) and ICD-9- CM 705.21, 705.22, and 780.8 (hyperhidrosis).

H.         The United States also contends that it has certain administrative claims against Allergan, as set forth in Paragraphs 4 through 7, below, for engaging in the Covered Conduct.

I.         This Agreement is made in compromise of disputed claims. This Agreement is not an admission of facts or liability by Allergan. With the exception of such admissions that are made in connection with any guilty plea by Allergan in connection with the Criminal Action, Allergan expressly denies the allegations of the United States and the Relators as set forth herein and in the Civil Actions and denies that it engaged in any wrongful conduct in connection with the Covered Conduct. This Agreement is not a concession by the United States that its claims are not well founded. Neither this Agreement, its execution, nor the performance of any obligation under it, including any payment, nor the fact of any settlement, is intended to be, or shall be understood as, an admission of liability or wrongdoing, or other expression reflecting on the merits of the dispute by Allergan.

J.        To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties reach a full and final settlement pursuant to the Terms and Conditions below.

TERMS AND CONDITIONS

NOW, THEREFORE, in reliance on the representations contained herein and in consideration of the mutual promises, covenants, and obligations in this Agreement, and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1.        Allergan agrees to pay to the United States and the Medicaid Participating States, collectively, the sum of Two Hundred and Twenty Five Million Dollars ($225,000,000), plus accrued interest at the rate of 3.5% per annum from January 25, 2010, and continuing until and including the day of payment (the “Settlement Amount”). The Settlement Amount shall constitute a debt immediately due and owing to the United States and the Medicaid Participating States on the Effective Date of this Agreement. This debt shall be discharged by payments to the United States and the Medicaid Participating States, under the following terms and conditions:

(a)        Allergan shall pay to the United States the sum of $210,150,000 plus accrued interest as set forth above (“Federal Settlement Amount”). The Federal Settlement Amount shall be paid by electronic funds transfer pursuant to written instructions from the United States no later than seven (7) business days after (i) this Agreement is fully executed by the Parties and delivered to Allergan’s attorneys; or (ii) the Court accepts a Fed. R. Crim. P. 11(c)(1)(C) guilty plea as described in Preamble Paragraph C in connection with the Criminal Action and imposes the agreed upon sentence, whichever occurs later.

(b)        Allergan shall deposit the sum of $14,850,000, plus accrued interest as set forth above (“Medicaid State Settlement Amount”) into one or more interest-bearing money market or bank accounts (the “State Settlement Accounts”) that are held in the name of Allergan but segregated from other Allergan accounts, and shall pay the Medicaid Participating States from the State Settlement Accounts pursuant to written instructions from the NAMFCU Negotiating Team and under the terms and conditions of the Medicaid State Settlement Agreements that Allergan will enter into with the Medicaid Participating States.

(c)        Contingent upon the United States receiving the Federal Settlement Amount from Allergan, the United States agrees to pay, as soon as feasible upon receipt, Amy M. Lang and Charles J. Rushin $37,827,000, plus a proportionate share of the actual accrued interest paid to the United States by Allergan, as set forth in Paragraph 1.a., above, (“Relators’ Share”) as Relators’ share of the proceeds pursuant to 31 U.S.C. § 3730(d). No other relator payments shall be made by the United States with respect to the matters covered by this Agreement. All Relators represent that they will abide by the terms of any written and executed separate agreements that they may have entered into with one or more of the other Relators concerning the allocation of the Relators’ Share among themselves.

(d)        If Allergan’s agreed-upon guilty plea pursuant to Fed. R. Crim. P. 11(c)(1)(C) in the Criminal Action described in Preamble Paragraph C is not accepted by the Court or the Court does not impose the agreed-upon sentence for whatever reason, this Agreement shall be null and void at the option of either the United States or Allergan. If either the United States or Allergan exercises this option, which option shall be exercised by notifying all Parties, through counsel, in writing within five (5) business days of the Court’s decision, the Parties will not object and this Agreement will be rescinded. If this Agreement is rescinded, Allergan will not plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel or similar theories, to any civil or administrative claims, actions or proceedings arising from the Covered Conduct that are brought by the United States within 90 calendar days of rescission, except to the extent such defenses were available on the day on which the qui tam complaints listed in Preamble Paragraph B, above, were filed.

(e)        If the stay of the D.C. Litigation described in Preamble Paragraph D is lifted before Allergan dismisses with prejudice the D.C. Litigation pursuant to Paragraph 19, below, this Agreement shall be null and void at the option of either the United States or Allergan. If either the United States or Allergan exercises this option, which option shall be exercised by notifying all Parties, through counsel, in writing within five (5) business days of the Court’s decision to lift the stay, the Parties will not object and this Agreement will be rescinded. If this Agreement is rescinded, Allergan will not plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel or similar theories, to any civil or administrative claims, actions or proceedings arising from the Covered Conduct that are brought by the United States within 90 calendar days of rescission, except to the extent such defenses were available on the day on which the qui tam complaints listed in Preamble Paragraph B, above, were filed.

2.        Subject to the exceptions in Paragraph 8 (concerning excluded claims), below, in consideration of the obligations of Allergan set forth in this Agreement, and conditioned upon Allergan’s full payment of the Settlement Amount, the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release Allergan, its predecessors, and its current and former divisions, parents, affiliates, subsidiaries, successors and assigns, and their current and former directors, officers, and employees from any civil or administrative monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; any statutory provision for which the Civil

Division of the Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part 0, Subpart I, Section 0.45(d); or the common law theories of payment by mistake, fraud, disgorgement, unjust enrichment, and, if applicable, breach of contract.

3.        Subject to the exceptions in Paragraph 8 (concerning excluded claims), below, in consideration of the obligations of Allergan in this Agreement, conditioned upon Allergan’s full payment of the Settlement Amount, Relators, for themselves and for their heirs, successors, attorneys, agents, and assigns, agree to release Allergan, its predecessors, and its current and former divisions, parents, affiliates, subsidiaries, successors and assigns, and their current and former directors, officers, and employees from any liability to Relators arising from any claim the United States has, may have, or could have asserted relating to the Covered Conduct, and from all liability, claims, demands, actions or causes of action whatsoever existing as of the Effective Date of this Agreement, whether known or unknown, fixed or contingent, in law or in equity, in contract or in tort, under any federal or state statute or regulation or that they or their heirs, successors, attorneys, agents and assigns otherwise would have standing to bring, including any liability arising from the filing of the Civil Actions, except for: (1) claims for attorneys’ fees, expenses and costs pursuant to 31 U.S.C. § 3730(d); (2) claims for a Relator’s Share under the Medicaid State Settlement Agreements; and (3) any employment discrimination claims Albert Edward Hallivis may have against Allergan.

4.        In consideration of the obligations of Allergan in this Agreement and the Corporate Integrity Agreement (CIA) entered into between OIG-HHS and Allergan, Inc., and conditioned upon Allergan’s full payment of the Settlement Amount, OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. §

1320a-7b(f)) against Allergan under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law), or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, or against Allergan, Inc. under 42 U.S.C. § 1320a-7(b)(1) based on Allergan, Inc.’s agreement to plead guilty to the charge in the Allergan Criminal Action referenced above in Preamble Paragraph C, except as reserved in Paragraph 8 (concerning excluded claims), below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Allergan from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 8, below.

5.        In consideration of the obligations of Allergan in this Agreement, and conditioned upon Allergan’s full payment of the Settlement Amount, TMA agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion or suspension from the TRICARE Program against Allergan, its predecessors, and its current and former divisions, parents, affiliates, subsidiaries, successors and assigns, and their current and former directors, officers, and employees under 32 C.F.R. § 199.9 for the Covered Conduct, except as reserved in Paragraph 8 (concerning excluded claims), below, and as reserved in this Paragraph. TMA expressly reserves authority to exclude Allergan from the TRICARE Program under 32 C.F.R. §§ 199.9 (f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii), based upon the Covered Conduct. Nothing in this Paragraph precludes TMA or the TRICARE Program from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 8, below.

6.        In consideration of the obligations of Allergan in this Agreement, and conditioned upon Allergan’s full payment of the Settlement Amount, OPM agrees to release and refrain from instituting, directing, or maintaining any administrative action against Allergan, its predecessors, and its current and former divisions, parents, affiliates, subsidiaries, successors and assigns, and their current and former directors, officers, and employees under 5 U.S.C. § 8902a or 5 C.F.R. Part 919 for the Covered Conduct, except as reserved in Paragraph 8 (concerning excluded claims), below, and except if excluded by the OIG-HHS pursuant to 42 U.S.C. § 1320a-7(a). Nothing in this Paragraph precludes OPM from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 8, below.

7.        In consideration of the obligations of Allergan in this Agreement, and conditioned upon Allergan’s full payment of the Settlement Amount, DOL-OWCP agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion and debarment from the FECA, EEOICPA and BLBA programs against Allergan, its predecessors, and its current and former divisions, parents, affiliates, subsidiaries, successors and assigns, and their current and former directors, officers, and employees under 20 C.F.R. §§ 10.815, 30.715 and 702.431 for the Covered Conduct, except as reserved in Paragraph 8 (concerning excluded claims), below and except if excluded by the OIG-HHS pursuant to 42 U.S.C. § 1320a-7(a). Nothing in this Paragraph precludes the OWCP of the DOL from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 8, below.

8.        Notwithstanding any term of this Agreement, the following claims of the United States are specifically reserved and excluded from the scope and terms of the Agreement as to any entity or person (including Allergan and the Relators):

(a)        Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);

(b)        Any criminal liability;

(c)        Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

(d)        Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

(e)        Any liability based upon such obligations as are created by this Agreement;

(f)        Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

(g)        Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct;

(h)        Any liability for failure to deliver goods or services due; and

(i)        Any liability of individuals (including current or former directors, officers, employees, or agents of Allergan) who receive written notification that they are the target of a criminal investigation, are criminally indicted or charged, or are convicted, or who enter into a criminal plea agreement.

9.      Relators and their heirs, successors, attorneys, agents, and assigns agree not to object to this Agreement and agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B), and expressly waive the opportunity for a hearing on any objection to this Agreement pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon the United States’ payment of the Relators’ Share, as set forth in Paragraph 1.c., above, Relators for themselves individually, and for their heirs, successors, agents, and assigns, fully and finally release, waive, and forever discharge the United States, and its officers, agents, and employees, from any claims arising from or relating to 31 U.S.C. § 3730; from any claims arising from the filing of the Civil Actions; and from any other claims for a share of the Settlement Amount or payment of any sort from the United States relating to the Agreement or the filing of the Civil Actions; and in full settlement of any claims Relators may have under this Agreement. This Agreement does not resolve or in any manner affect any claims the United States has or may have against the Relators arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.

10.    Conditioned upon the United States’ payment of the Relators’ Share, as set forth in Paragraph 1.c., above, the Relators, for themselves, and for their respective heirs, successors, attorneys, agents, and assigns:

(a)        hereby fully and finally release and forever discharge Allergan, its predecessors, and its current and former divisions, parents, affiliates, subsidiaries, successors, and assigns, and their current and former officers, directors, trustees, agents, servants, employees, representatives, attorneys, consultants, executors, and administrators (collectively, “Allergan Releasees”) from any and all claims for relief, actions, rights, causes of action, suits, debts, obligations, liabilities, demands, losses, damages (including treble damages and any civil penalties), punitive damages, costs, and expenses of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, in law or in equity, in contract or in tort, or under any federal or state statute or regulation or otherwise that Relators or their heirs, successors, attorneys, agents or assigns would have standing to bring, and which Relators or their heirs, successors, attorneys, agents, or assigns may now have or claim to have against the Allergan

Releasees, arising in any way out of or connected in any way with the facts, claims, and circumstances alleged in, arising under, or arising from the filing of the Civil Actions, or from any other past activities and actions of the Allergan Releasees, except for: (1) claims for attorneys’ fees, expenses and costs pursuant to 31 U.S.C. § 3730(d); (2) claims for a Relators’ Share under the Medicaid State Settlement Agreements; and (3) any employment discrimination claims that Albert Edward Hallivis may have against Allergan; and

(b)        agree not to disseminate any documents or communications in their possession or control, or information from such documents or communications, that can be readily identified as having been created in whole or in part by, or at the direction of, Allergan. In this regard, Relators and their counsel will make a good faith effort to identify all such materials. The obligations in this subparagraph do not apply: (1) to documents or information in the public record or domain; (2) to the extent that compliance with the obligation would conflict with a statute or regulation; (3) if disclosure is required by a subpoena or court order; or (4) in the case of employee Albert Edward Hallivis, to the degree he is authorized by Allergan to utilize business records as necessary within the scope of his current employment.

11.    Allergan waives and shall not assert any defenses Allergan may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

12.    Allergan fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Allergan has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct or arising from the United States’ investigation and prosecution of the Civil Actions and the Criminal Action.

13.    Conditioned upon Relators’ compliance with their obligations under this Agreement, Allergan, for itself, its predecessors, and its current and former divisions, parents, affiliates, subsidiaries, successors, and assigns, and their current and former officers, directors, trustees, agents, servants, employees, representatives, attorneys, consultants, executors, and administrators, when acting on behalf of Allergan or any of its affiliated companies, fully and finally releases and forever discharges Relators and their heirs, successors, attorneys, agents, and assigns (collectively, “Relator Releasees”) from any and all claims for relief, actions, rights, causes of action, suits, debts, obligations, liabilities, demands, losses, damages (including treble damages and any civil penalties), punitive damages, costs, and expenses of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, in law or in equity, in contract or in tort, or under any federal or state statute or regulation or otherwise that Allergan, its predecessors, or its current and former divisions, parents, affiliates, subsidiaries, successors, or assigns may now have or claim to have against the Relator Releasees, arising in any way out of or connected in any way with the facts, claims, and circumstances alleged in, arising under, or arising from the Civil Actions, or from any other past activities and actions of the Relator Releasees, except to the extent related to: (1) claims Relators may have under 31 U.S.C. § 3730(d); (2) claims for a Relators’ Share under the Medicaid State Settlement Agreements; or (3)

any employment discrimination claim that Albert Edward Hallivis may have against Allergan, or rights Allergan may have arising out of any violation by him of the terms and conditions of his employment. Allergan attests that, upon inquiry of its Legal Department, it is not presently aware of any claims its officers, directors, employees, or agents may have against Relator Releasees.

14.    The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary or any other state or Federal payer, related to the Covered Conduct; and Allergan agrees not to resubmit to any Medicare carrier or intermediary or any other state or Federal payer any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.

15.    Allergan agrees to the following:

(a)    Unallowable Costs Defined: that all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh and 1396-1396v; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Allergan, its present or former officers, directors, employees, shareholders, and agents in connection with the following shall be “Unallowable Costs” on government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, and FEHBP:

(i)	the matters covered by this Agreement and any related plea agreement;

(ii)	the United States’ audit(s) and civil and criminal investigation(s) of the matters covered by this Agreement;

(iii)	Allergan’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and criminal investigation(s) in connection with the matters covered by this Agreement (including attorneys’ fees);

(iv)	the negotiation and performance of this Agreement, the Plea Agreement, and the Medicaid State Settlement Agreements;

(v)	the payments Allergan makes to the United States pursuant to this Agreement, the Plea Agreement, or the Medicaid State Settlement Agreements, and any payments that Allergan may make to Relators (including costs and attorneys’ fees); and

(vi)	the negotiation of, and obligations undertaken pursuant to the CIA to:

(a)	retain an independent review organization to perform annual reviews as described in Section III of the CIA; and

(b)	prepare and submit reports to the OIG-HHS.

However, nothing in this Paragraph 15.a.vi. that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Allergan. (All costs described or set forth in this Paragraph 15.a. are hereafter “Unallowable Costs.”)

(b)        Future Treatment of Unallowable Costs: These Unallowable Costs shall be separately determined and accounted for by Allergan, and Allergan shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Allergan or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

(c)        Treatment of Unallowable Costs Previously Submitted for Payment: Allergan

further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Allergan or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Allergan agrees that the United States, at a minimum, shall be entitled to recoup from Allergan any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Allergan or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Allergan or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.

(d)        Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Allergan’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

16.        This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except as explicitly stated in this

Agreement, including in Paragraph 17 (waiver for beneficiaries paragraph), below.

17.        Allergan agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

18.        Allergan warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth herein constitute a contemporaneous exchange for new value given to Allergan, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Allergan was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

19.        Within seven (7) days of making the payments described in Paragraph 1, above, Allergan shall file a stipulation of dismissal with prejudice in the D.C. Litigation.

20.        Upon the Effective Date of this Agreement, the United States shall file in Civil Action III a Notice of Intervention as to the Covered Conduct. Upon receipt of the payments described in Paragraph 1, above, and entry of an order dismissing the D.C. Litigation with prejudice, the United States and Relators shall file a Joint Stipulation of Dismissal in each of the

Civil Actions as follows:

(a)        each stipulation of dismissal shall be with prejudice as to the United States’ and Relators’ claims as to Allergan as to the Covered Conduct in each Civil Action pursuant to and consistent with the terms and conditions of this Agreement;

(b)        each stipulation of dismissal shall be without prejudice to the United States and with prejudice as to Relators as to all other claims; and

(c)        provided, however, that the following claims against Allergan shall not be dismissed until they are settled, adjudicated, or otherwise resolved, and the Court is so informed: (a) Relators’ claims for reasonable attorneys’ fees, expenses, and costs pursuant to 31 U.S.C. § 3730(d); (b) Relators’ claims for a Relators’ Share under the Medicaid State Settlement Agreements; and (c) any employment discrimination claims that Albert Edward Hallivis may have against Allergan.

21.        Except as expressly provided to the contrary in this Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

22.        Allergan represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

23.        Relators represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

24.        This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the Northern District of Georgia, except that disputes arising under the CIA shall be resolved exclusively under the dispute resolution provisions in the CIA.

25.        For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

26.        This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

27.        The individuals signing this Agreement on behalf of Allergan represent and warrant that they are authorized by Allergan to execute this Agreement. The individuals signing this Agreement on behalf of Relators represent and warrant that they are authorized by Relators to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

28.        This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

29.        This Agreement is binding on Allergan’s successors, transferees, heirs, attorneys, agents, and assigns.

30.        This Agreement is binding on Relators’ successors, transferees, heirs, attorneys, agents, and assigns.

31.        All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

32.        This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED:	8/31/10	BY:	/s/ Sally Quillian Yates
SALLY QUILLIAN YATES
United States Attorney
United States Attorney’s Office
Northern District of Georgia

DATED:	8/31/10	BY:	/s/ Amy Berne
AMY BERNE
Chief, Civil Division
United States Attorney’s Office
Northern District of Georgia

DATED:	8/31/10	BY:	/s/ Sally B. Molloy
SALLY B. MOLLOY
Assistant U.S. Attorney
United States Attorney’s Office
Northern District of Georgia

DATED:	8/31/2010	BY:	/s/ Christopher J. Huber
CHRISTOPHER J. HUBER
Assistant U.S. Attorney
United States Attorney’s Office
Northern District of Georgia

DATED:	8/31/10	BY:	/s/ Edward C. Crooke
EDWARD C. CROOKE
Trial Attorney
Commercial Litigation Branch
Civil Division
United States Department of Justice

DATED:	8/20/10	BY:	/s/ Gregory E. Demske
GREGORY E. DEMSKE
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
Office of Inspector General
United States Department of Health and Human Services

DATED:	18 Aug 2010	BY:	/s/ Laurel C. Gillespie
LAUREL C. GILLESPIE
Deputy General Counsel
TRICARE Management Activity
United States Department of Defense

DATED:	8/18/10	BY:	/s/ Shirley R. Patterson
SHIRLEY R. PATTERSON
Acting Deputy Associate Director Insurance Operations
United States Office of Personnel Management

DATED:	8/19/2010	BY:	/s/ J. David Cope
J. DAVID COPE
Assistant Inspector General for Legal Affairs
United States Office of Personnel Management

DATED:	8/18/2010	BY:	/s/ Cecily A. Rayburn
CECILY A. RAYBURN
Acting Deputy Director
Office of Workers’ Compensation Programs
United States Department of Labor

ALLERGAN

DATED:	8/30/10	BY:	/s/ Samuel J. Gesten
SAMUEL J. GESTEN, ESQ.
Executive Vice President and General Counsel
Allergan, Inc.

Vice President and Assistant Secretary
Allergan USA, Inc.

DATED:	8/31/10	BY:	/s/ Stephen S. Cowen
STEPHEN S. COWEN, ESQ.
King & Spalding, LLP

DATED:	8/31/10	BY:	/s/ Matthew H. Baughman
MATTHEW H. BAUGHMAN, ESQ.
King & Spalding, LLP

DATED:	8/31/10	BY:	/s/ John T. Bentivoglio
JOHN T. BENTIVOGLIO, ESQ.
Skadden, Arps, Slate, Meagher & Flom, LLP

RELATOR AMY M. LANG, M.D.

DATED:	8/18/2010	BY:	/s/ Amy M. Lang, M.D.
AMY M. LANG, M.D.

DATED:	08/18/10	BY:	/s/ John E. Floyd
JOHN E. FLOYD, ESQ.
Bondurant, Mixson, & Elmore, LLP

DATED:	08/18/10	BY:	/s/ Ben E. Fox
BEN E. FOX, ESQ.
Bondurant, Mixson, & Elmore, LLP

DATED:	8/18/2010	BY:	/s/ Lance D. Lourie
LANCE D. LOURIE, ESQ.
Watkins, Lourie, Roll & Chance, P.C.

RELATOR CHARLES J. RUSHIN

DATED:	8/18/2010	BY:	/s/ Charles J. Rushin
CHARLES J. RUSHIN

DATED:	08/18/2010	BY:	/s/ John E. Floyd
JOHN E. FLOYD, ESQ.
Bondurant, Mixson, & Elmore, LLP

DATED:	08/18/10	BY:	/s/ Ben E. Fox
BEN E. FOX, ESQ.
Bondurant, Mixson, & Elmore, LLP

DATED:	8/18/10	BY:	/s/ Lance D. Lourie
LANCE D. LOURIE, ESQ.
Watkins, Lourie, Roll & Chance, P.C.

RELATOR CHER BEILFUSS

DATED:	Aug 22, 2010	BY:	/s/ Cher Beilfuss
CHER BEILFUSS

DATED:	8/23/10	BY:	/s/ Marcella Auerbach
MARCELLA AUERBACH, ESQ.
Nolan & Auerbach, P.A.

DATED:	8/23/10	BY:	/s/ Ken Nolan
KEN NOLAN, ESQ.
Nolan & Auerbach, P.A.

RELATOR KATHLEEN O’CONNOR-MASSE

DATED:	8/18/10	BY:	/s/ Kathleen O’Connor-Masse
KATHLEEN O’CONNOR-MASSE

DATED:	8/23/10	BY:	/s/ Marcella Auerbach
MARCELLA AUERBACH, ESQ.
Nolan & Auerbach, P.A.

DATED:	8/23/10	BY:	/s/ Ken Nolan
KEN NOLAN, ESQ.
Nolan & Auerbach, P.A.

RELATOR ALBERT EDWARD HALLIVIS

DATED:	8/18/10	BY:	/s/ Albert Edward Hallivis
ALBERT EDWARD HALLIVIS

DATED:	8/18/10	BY:	/s/ Jay P. Holland
JAY P. HOLLAND, ESQ.
Joseph, Greenwald & Laake, P.A.

DATED:	8/18/10	BY:	/s/ Brian J. Markowitz
BRIAN J. MARKOWITZ, ESQ.
Joseph, Greenwald & Laake, P.A.